Exhibit (d)(1)(i)

May 1, 2009

Todd Modic

Senior Vice President

ING Investments, LLC

7337 E. Doubletree Ranch Road

Scottsdale, AZ 85258

Pursuant to the Amended Investment Management Agreement dated April 1, 2004 between ING Variable Portfolios, Inc. and ING Investments, LLC (the “Agreement”) we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING Russell™ Large Cap Growth Index Portfolio, ING Russell™ Large Cap Value Index Portfolio, ING Russell™ Mid Cap Growth Index Portfolio, and ING Hang Seng Index Portfolio (collectively, the “Portfolios”), effective May 1, 2009, each a series of ING Variable Portfolios, Inc. Upon your acceptance, the Agreement will be modified to give effect to the foregoing as indicated on the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual investment management fees indicated for the Portfolios, is attached hereto.

The Amended Schedule A has also been updated to reflect the name change of ING BlackRock Global Science and Technology Portfolio to ING BlackRock Global Science and Technology Opportunities Portfolio, the name change of ING Lehman Brothers U.S. Aggregate Bond Index® Bond Portfolio to ING U.S. Bond Index Portfolio, the name change of ING Opportunistic LargeCap Value Portfolio to ING Opportunistic LargeCap Portfolio, the name change of ING Russell™ Global Large Cap Index 85% Portfolio to ING Russell™ Global Large Cap Index 75% Portfolio, the name change of ING VP Index Plus LargeCap Portfolio to ING Index Plus LargeCap Portfolio, the name change of ING VP Index Plus MidCap Portfolio to ING Index Plus MidCap Portfolio, the name change of ING VP Index Plus SmallCap Portfolio to ING Index Plus SmallCap Portfolio, and the name change of ING VP Small Company Portfolio to ING Small Company Portfolio.

Please signify your acceptance to act as Manager for the Portfolios by signing below where indicated.

Very sincerely,

/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Variable Portfolios, Inc.

ACCEPTED AND AGREED TO:

ING Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Variable Portfolios, Inc.

AMENDED SCHEDULE A

with respect to the

AMENDED INVESTMENT MANAGEMENT AGREEMENT

between

ING VARIABLE PORTFOLIOS, INC.

and

ING INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee
		(as a percentage of average daily net assets)

ING BlackRock Global Science and Technology Portfolio	2001	0.95%

ING Global Equity Option Portfolio	August 20, 2008	0.10% on all assets

ING Hang Seng Index Portfolio	May 1, 2009	0.60%

ING Index Plus LargeCap Portfolio	2001	0.35%

ING Index Plus MidCap Portfolio	2001	0.40%

ING Index Plus SmallCap Portfolio	2001	0.40%

ING International Index Portfolio	March 4, 2008	0.38% on all assets

ING Morningstar U.S. Growth Index Portfolio	April 28, 2008	0.31% on all assets

ING Opportunistic LargeCap Growth Portfolio	2001	0.60%

ING Opportunistic LargeCap Portfolio	2001	0.60%

ING RussellTM Global Large Cap Index 75% Portfolio	August 20, 2008	0.46% on all assets

ING RussellTM Large Cap Growth Index Portfolio	May 1, 2009	0.45%

ING RussellTM Large Cap Value Index Portfolio	May 1, 2009	0.45%

ING RussellTM Mid Cap Growth Index Portfolio	May 1, 2009	0.45%

ING Russell™ Large Cap Index Portfolio	March 4, 2008	0.25% on all assets

ING Russell™ Mid Cap Index Portfolio	March 4, 2008	0.31% on all assets

ING Russell™ Small Cap Index Portfolio	March 4, 2008	0.33% on all assets

ING Small Company Portfolio	2001	0.75%

ING U.S. Bond Index Portfolio	March 4, 2008	0.32% on all assets

ING U.S. Government Money Market Portfolio	October 31, 2008	0.35% on first $1 billion 0.325% on next $2 billion 0.30% in excess of $3 billion

ING WisdomTreeSM Global High-Yielding Equity Index Portfolio	January 16, 2008	0.46% on all assets